Exhibit 99.1

EDUCATION REALTY TRUST ANNOUNCES
SECOND QUARTER 2010 RESULTS

-  Company Raises 2010 FFOA Per Share Guidance  -

MEMPHIS, TN, July 22, 2010 - Education Realty Trust, Inc. (NYSE:EDR), one of America’s largest owners, developers and operators of collegiate student housing, today announced operating results for the quarter ended June 30, 2010.

Second Quarter Highlights

•	Funds from operations (“FFO”) and funds from operations adjusted (“FFOA”) for the second quarter were $0.12 per share/unit;

•	Same-community net operating income decreased 2.3% for the second quarter on a 1.1% decline in revenue and flat operating expenses as compared to the prior year;

•	Same-community preleasing for the 2010-2011 lease term is 311 basis points ahead of this time last year with 82.9% of beds preleased for the fall, while net rental rates are approximately 1.9% ahead;

•
Selected by the University of Texas System Board of Regents in July to be the ground tenant to develop, own and manage a new high-rise student apartment community located a couple of blocks from the core of the University of Texas at Austin campus.  This project will be owned by the Company under The ONE Plan;

•
Commenced construction on a $60.1 million third-party participating-development project at the Science + Technology Park at Johns Hopkins.  The 572-bed, 20-story high-rise development is expected to open in the summer of 2012;

•	Began construction on the 454-bed, $28.2 million third-party development at SUNY ESF. The project is expected to open in the summer of 2011; and

•	General and administrative costs were reduced 4.0%, excluding $0.4 million of reorganization and third-party development pursuit costs recognized in the second quarter of 2010.

Randy Churchey, Education Realty Trust’s President and Chief Executive Officer stated, “We continue to make progress on improving our preleasing for the 2010/2011 school year. We attribute this preleasing improvement to the solid execution of our key initiatives, including a more analytical approach toward balancing rate and occupancy, improved systems to monitor our daily progress at each community and improved property websites generating additional traffic.”

“I am also proud that our team was able to take advantage of our deep industry relationships and strong balance sheet to secure two new development projects including an on-campus “ONE Plan” project at the University of Texas at Austin.  These projects, along with our capital recycling initiatives and the commencement of new third-party developments, position the Company to grow earnings and cash flow in the coming years.”

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the second quarter of 2010 was a loss of $0.6 million, or $0.01 per diluted share, compared to net income attributable to common stockholders of $0.2 million, or $0.01 per diluted share, for the same period in 2009.

Funds From Operations

FFO for the second quarter of 2010 was $6.9 million compared to $7.3 million for the same period last year.  FFO per share/unit for the second quarter was $0.12 as compared to $0.24 in the second quarter of 2009.  The decline in FFO per share/unit was due to a 28.2 million increase in the average shares/units outstanding year over year related to the Company’s follow-on common stock offering in July 2009.

FFOA for the second quarter of 2010 was $7.0 million, an increase of 9.4%, or $0.6 million, over the prior year.  FFOA per share/unit for the quarter was $0.12 compared to $0.22 in the prior year, which is also indicative of the increased share/unit count year over year.

A reconciliation of FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Same-community net operating income was $14.3 million for the second quarter of 2010 on a revenue decline of 1.1%, and relatively flat operating expenses.  Net operating income improved from the 4.1% decline experienced in the first quarter of 2010 due to stronger occupancy retention in the second quarter of 2010 compared to the second quarter of 2009.  As a result, operating margins were down 60 basis points to 53.2%.

Legacy-Communities
Net operating income for the Legacy-communities was $11.7 million for the second quarter of 2010 on a revenue decline of 2.2%, or $0.5 million, and flat operating expenses.  Revenue was mainly impacted by a 2.1% decline in rental rates and a 0.5% decrease in other rental revenue.  Occupancy was up approximately 0.4% from the prior year.  The average operating margin for the Legacy-communities was 54.5%, approximately 100 basis points below the second quarter of 2009.

Place-Communities
Net operating income for the Place-communities increased 5.5%, or $0.1 million, for the second quarter of 2010 on revenue growth of 3.7%, or $0.2 million, and an operating expense increase of just under $0.1 million.  The revenue growth is a result of an approximate 3.4% improvement in occupancy, a decline in rental rates of approximately 0.2% and a 0.5% increase in other rental revenue.  As a result, operating margins improved approximately 80 basis points to 47.8%.

Community Occupancy

Second quarter 2010 average physical and economic occupancies for the Legacy-communities were 88.2% and 86.6%, respectively, compared to 87.7% and 86.3% for the same period in 2009.  The Place-communities had physical and economic occupancies of 81.9% and 78.8%, respectively, compared to 79.0% and 76.7% in the second quarter of 2009.  Physical occupancy is the average of occupied rooms to available rooms at the end of each month, whereas economic occupancy represents net apartment rent on a U.S. GAAP basis as a percentage of potential rent and reflects the impact of straight-line rent.

Development and Investment Activity

The Company began construction on the 454-bed, $28.2 million third-party development at SUNY College of Environmental Science and Forestry, which is expected to open in August 2011.

The Company was awarded a ONE Plan on-campus development project at the University of Texas at Austin by The University of Texas System Board of Regents.  This is the Company’s second ONE Plan development.  While the final design and total cost is still to be finalized, the project is projected for a summer 2013 opening.  Commencement of construction is subject to execution of final definitive agreements, city approval processes and confirmation of development costs.

In July, the Company commenced construction on a new graduate student housing project in the Science + Technology Park at Johns Hopkins.  Scheduled to open in the summer of 2012, the Company will develop and manage the 572-bed, 20-story building which will draw residents from the more than 4,000 students and fellows attending the Johns Hopkins Medical School, the School of Nursing, and the Bloomberg School of Public Health located on the east campus.  The Company will invest in the project in the form of an $18.0 million second mortgage and will also provide a repayment guarantee on the construction first mortgage.  Due to this financial involvement in a third-party development, the project is considered a participating-development project, and the Company’s statements of operations will recognize the development services revenue and interest income earned on the Second Mortgage when the Second Mortgage is repaid. The Company’s calculation of Funds From Operations – Adjusted will, however, include the economic benefits of these items on a quarterly basis.

“We anticipated that the improvement in the credit markets over the past twelve months along with additional new third-party development awards would result in increased construction starts.” stated Tom Trubiana, Education Realty Trust’s Executive Vice President and Chief Investment Officer.  “Based on the rising velocity of our activities over the last several months, it is becoming apparent that this could be the start of an evolving trend.”

Capital Recycling

The Company previously announced that it had signed contracts to sell two communities.  These transactions are still contingent upon the completion of the due diligence and financing process.  If these transactions progress as expected, they could close by the end of the third quarter of this year.

The Company entered into a lease agreement with Macon State University under which the University will master lease the Macon Place community beginning August 1, 2010.  The lease has a term of one year and also includes an option for the University to purchase the property.  The monthly lease payments of $30,000 are more than the monthly net operating income achieved by or forecasted for the property in 2010.  Because the University will be responsible for leasing the community this fall and the Company will not have individual leases with students during the master lease, Macon Place has been removed from the Company’s 2010-2011 preleasing statistics.  The community will also be removed from same-community operating information starting in the third quarter of 2010.

Capital Structure

On June 30, 2010, the Company had cash and cash equivalents totaling $23.3 million and no outstanding borrowings on its revolving credit facility, which had a borrowing base availability of $41.9 million.  In addition, the Company has two communities unencumbered by debt and eligible for inclusion in the revolving credit facility.  If these communities were included, the Company estimates that the borrowing base availability would be approximately $52.0 million.  The Company’s debt to gross asset value was 42.1%, its net debt was 7.6x EBITDA, and its interest coverage ratio was 2.1x.

Approximately 94% of the Company’s indebtedness has either fixed or capped interest rates.  The Company addressed its only 2010 maturity by paying down $5.0 million of the construction loan on its community at Southern Illinois University and obtaining an extension of the remaining debt through June 2012.  The Company has one other project-based construction loan with a balance of $8.8 million that will reach initial maturity in September of 2011.  Upon initial maturity, the Company expects to also exercise the two year extension option on this loan.

Earnings Guidance and Outlook

Based upon management’s current estimates, the Company is raising its guidance for full year 2010 FFOA per share/unit to a range of $0.38 to $0.42 from its previous guidance of $0.34 to $0.40.  Consistent with prior guidance, this outlook does not include the impact of any dispositions, acquisitions, new third-party development or management contracts, additional ONE Plan developments, capital transactions or corporate restructuring costs.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, July 22, 2010.  The call will be hosted by Randy Churchey, President and Chief Executive Officer, and Randy Brown, Executive Vice President and Chief Financial Officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants from within the U.S. may dial (877) 941-4774, and participants from outside the U.S. may dial (480) 629-9760.  The passcode for this call is 4325599.  Participants may also access the call via live webcast by visiting the Company’s investor relations website at www.educationrealty.com.

The replay of the call will be available at approximately 7:00 p.m. Eastern Time on July 22, 2010 through midnight Eastern Time on August 5, 2010.  To access the replay, the domestic dial-in number is (800) 406-7325, the international dial-in number is (303) 590-3030, and the passcode is 4325599.  The archive of the webcast will be available on the Company’s website for a limited time.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The Company presents FFO available to all stockholders and unitholders because it considers it an important supplemental measure of the Company’s operating performance, assists in the comparison of our operating performance between periods to that of different companies and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. As such, the Company also excludes the impact of noncontrolling interest in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

About Education Realty Trust

Education Realty Trust, Inc. (NYSE:EDR) is one of America’s largest owners, developers and operators of collegiate student housing.  EDR is a self-administered and self-managed real estate investment trust that owns or manages 64 communities in 22 states with 37,830 beds. For more information please visit the Company's website at www.educationrealty.com.

Contact:
Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Student housing properties, net	$743,462	$749,884
Cash and cash equivalents	23,348	31,169
Restricted cash	5,167	4,579
Other assets	19,078	18,981

Total assets	$791,055	$804,613

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$399,243	$406,365
Accounts payable and accrued expenses	14,708	11,658
Deferred revenue	7,071	10,346
Total liabilities	421,022	428,369

Commitments and contingencies	-	-

Redeemable noncontrolling interests	10,725	11,079

Equity:
Education Realty Trust, Inc. stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 56,823,288 and 56,705,605 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	568	567
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	407,796	410,455
Accumulated deficit	(49,056)	(48,636)
Total Education Realty Trust, Inc. stockholders’ equity	359,308	362,386
Noncontrolling interest	-	2,779
Total equity	359,308	365,165

Total liabilities and equity	$791,055	$804,613

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited
	Three months ended June 30,
	2010	2009
Revenues:
Student housing leasing revenue	$28,394	$27,967
Third-party development services	648	1,259
Third-party management services	707	723
Operating expense reimbursements	1,957	2,036
Total revenues	31,706	31,985

Operating expenses:
Student housing leasing operations	13,208	12,929
General and administrative	4,036	3,841
Depreciation and amortization	7,475	7,110
Reimbursable operating expenses	1,957	2,036
Total operating expenses	26,676	25,916

Operating income	5,030	6,069

Nonoperating expenses:
Interest expense	5,518	6,150
Amortization of deferred financing costs	334	218
Interest income	(111)	(105)
Gain on extinguishment of debt	-	(830)
Total nonoperating expenses	5,741	5,433

Income (loss) before equity in earnings of unconsolidated entities, income taxes, redeemable noncontrolling interests and discontinued operations	(711)	636

Equity in earnings of unconsolidated entities	7	46
Less: Income tax (benefit) expense	(102)	502
Less: Loss attributable to redeemable noncontrolling interests	(16)	(63)
Loss from discontinued operations	-	(2)
Net income (loss)	(586)	241

Less: Net income attributable to the noncontrolling interests	4	10
Net income (loss) attributable to Education Realty Trust, Inc.	$(590)	$231

Earnings per share information:
Net income (loss) attributable to Education Realty Trust, Inc. common stockholders per share – basic & diluted:	$(0.01)	$0.01

Weighted-average common shares outstanding – basic	56,933	28,520
Weighted-average common shares outstanding – diluted	56,933	29,641

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Six months ended June 30,
	2010	2009
Revenues:
Student housing leasing revenue	$58,045	$57,280
Third-party development services	1,341	2,716
Third-party management services	1.573	1,632
Operating expense reimbursements	3,865	4,226
Total revenues	64,824	65,854

Operating expenses:
Student housing leasing operations	26,646	26,099
General and administrative	8,336	7,835
Depreciation and amortization	14,891	14,274
Reimbursable operating expenses	3,865	4,226
Total operating expenses	53,738	52,434

Operating income	11,086	13,420

Nonoperating expenses:
Interest expense	11,129	12,502
Amortization of deferred financing costs	668	519
Interest income	(228)	(154)
Gain on extinguishment of debt	-	(830)
Total nonoperating expenses	11,569	12,037

Income (loss) before equity in earnings of unconsolidated entities, income taxes, redeemable noncontrolling interests and discontinued operations	(483)	1,383

Equity in earnings of unconsolidated entities	86	146
Less: Income tax (benefit) expense	(176)	690
Less: Income attributable to redeemable noncontrolling interests	189	138
Loss from discontinued operations	-	(18)
Net income (loss)	(410)	683

Less: Net income attributable to the noncontrolling interests	10	19
Net income (loss) attributable to Education Realty Trust, Inc.	$(420)	$664

Earnings per share information:
Net income (loss) attributable to Education Realty Trust, Inc. common stockholders per share – basic & diluted:	$(0.01)	$0.02

Weighted-average common shares outstanding – basic	56,847	28,518
Weighted-average common shares outstanding – diluted	56,847	29,639

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO AND FFOA
(Amounts in thousands, except per share data)
Unaudited

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net income (loss) attributable to Education Realty Trust, Inc.	$(590)	$231	$(420)	$664

Real estate related depreciation and amortization	7,373	6,954	14,683	13,959
Equity portion of real estate depreciation and amortization on equity investees	124	122	248	244
Depreciation and amortization of discontinued operations	-	-	-	25
Noncontrolling interests	(12)	(53)	199	157
Funds from operations (“FFO”)	$6,895	$7,254	$14,710	$15,049

Elimination of refinancing and reorganization charges:
Elimination of gain on extinguishment of debt	-	(830)	-	(830)
Reorganization/severance costs, net of tax	134	-	307	-
Impact of refinancing and reorganization charges	$134	$(830)	$307	$(830)

Funds from operations – adjusted (“FFOA”)	$7,029	$6,424	$15,017	$14,219

FFO per weighted average share/unit (1)	$0.12	$0.24	$0.25	$0.50
FFOA per weighted average share/unit (1)	$0.12	$0.22	$0.26	$0.48

Weighted average shares/units (1)	58,186	29,894	58,141	29,888

  Notes:
(1) FFO and FFOA per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
2010 GUIDANCE – RECONCILIATION OF FFO AND FFOA
(Amounts in thousands, except per share data)
Unaudited

 The following is a reconciliation of the Company’s 2010 net loss to FFO and FFOA guidance:

	Year ending December 31, 2010
	Low End	High End

Net loss attributable to Education Realty Trust, Inc.	$(9,230)	$(6,861)

Real estate related depreciation and amortization	29,771	29,771
Equity portion of real estate depreciation and amortization on equity investees	513	513
Noncontrolling interest	370	330
Funds from operations ("FFO")	$21,424	$23,753

Elimination of reorganization charges:
Reorganization/severance costs, net of tax	307	307
Impact of reorganization charges	307	307

FFO on Participating Developments
Deferred fees and interest on Johns Hopkins project, net	390	390
FFO on Participating Developments	390	390

Funds from operations – adjusted (“FFOA”)	$22,121	$24,450

FFO per weighted average share/unit (1)	$0.37	$0.41
FFOA per weighted average share/unit (1)	$0.38	$0.42

Weighted average shares/units (1)	58,214	58,214

  Notes:
(1) FFO and FFOA per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.